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                                                                  EXHIBIT 99


                              [D&K HEALTHCARE RESOURCES, INC. LETTERHEAD]

NEWS RELEASE
FOR IMMEDIATE RELEASE

            D&K HEALTHCARE RESOURCES, INC. REPORTS DEVELOPMENT
                       REGARDING MAJOR CUSTOMER

ST. LOUIS, MISSOURI, SEPTEMBER 30, 1997 - D&K Healthcare Resources, Inc. (NASDAQ:DKWD) has been advised that a third party has acquired substantially all of the assets of its largest customer and that the purchaser of the assets has secured a new supplier. On August 15, 1997, D&K disclosed the then pending transaction. Despite the revenues derived by D&K from such customer, it has represented a below average profit contribution to D&K as well as above average extended payment terms compared to other large customers of D&K. This customer comprised 18.3% of D&K's net sales during the quarter ended June 30, 1997. D&K has received payment in full of its accounts receivable from the customer which receivable represented 35.4% of the Company's net accounts receivable balance at June 30, 1997. As a result, D&K's required working capital needs and associated borrowings have been reduced significantly and its related interest expense will decline accordingly. The Company expects that anticipated growth in higher margin sales to both existing and new customers will replace the lost revenues. Accordingly, D&K's management does not believe that the transaction will have a material adverse effect on its consolidated results of operations, financial condition or prospects.

J. Hord Armstrong, III, Chairman and CEO, stated ``The transaction has resolved the previously reported uncertainties regarding this customer relationship and will not significantly affect our future business plans.''

The forward-looking statements contained in this press release are inherently subject to risks and uncertainties. D&K's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical drug distribution industry, the evolving business and regulatory environment of the healthcare industry in which D&K operates and other factors set forth in reports and other documents filed by D&K with the Securities and Exchange Commission from time to time.

D&K Healthcare Resources, Inc., of St. Louis, Missouri, is a full-service regional wholesale drug distributor supplying customers from facilities in Lexington, Kentucky; Minneapolis, Minnesota; and Cape Girardeau, Missouri. D&K owns a 50 percent interest in Pharmaceutical Buyers, Inc., of Boulder, Colorado, one of the nation's leading alternate site group purchasing organizations. D&K also invites all interested parties to visit its Web site at http://www.dkwd.com.

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